Exhibit 99.1

For more information:
Eric Miller
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports First Quarter 2010 Earnings

CHANTILLY, Va. – May 10, 2010 – Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended March 31, 2010.  Revenue for the first quarter of 2010 was $96.6 million as compared to $87.3 million for the quarter ended March 31, 2009, an increase of 10.7 percent.  Consolidated adjusted EBITDA before share based compensation for the first quarter of 2010, prior to non-cash impairment charges, was $6.4 million.  In the quarter ended March 31, 2010, we had a net loss of $1.1 million due largely to increased marketing and commissions, compared to a net loss of $558 thousand for the quarter ended March 31, 2009.  Cash flow provided by operations for the quarter ended March 31, 2010 was $8.9 million.  Diluted loss per share was ($0.06) for the first quarter of 2010, compared to a diluted loss per share of ($0.03) for the first quarter of 2009.

Michael Stanfield, CEO, commented,  "We delivered strong financial results this quarter, driven by another solid performance in our Consumer Products and Services segment and a significant improvement in our Background Screening segment.  Our revenue of $96.6 million for the first quarter of 2010 was a new record, and represented double digit growth from the same quarter in 2009.  I am encouraged how our businesses continue to strengthen, but continue to be concerned with the lower new card acquisitions among the major banks and the uncertain environment created by the pending financial regulatory legislation being considered in Washington."

First Quarter 2010 Financial Highlights:

●	Total subscribers decreased to approximately 4.2 million as of March 31, 2010, compared to approximately 4.3 million subscribers as of December 31, 2009.

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Total consolidated revenue for the first quarter of 2010 was $96.6 million, including $5.1 million from the Background Screening segment, compared to $87.3 million for the first quarter of 2009, including $4.4 million from the Background Screening segment.

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Subscription revenue, net of marketing and commissions associated with subscription revenue, was $42.8 million for the first quarter of 2010, compared to $40.6 million for the first quarter of 2009, an increase of 5.3 percent.

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Consolidated loss before taxes and noncontrolling interest was $746 thousand for the first quarter of 2010, including a loss before taxes and noncontrolling interest of $832 thousand for the Background Screening segment, $308 thousand for the Online Brand Protection segment, and $395 thousand for the Bail Bonds Industry Solutions segment.  Consolidated loss before taxes and noncontrolling interest was $1.2 million for the first quarter of 2009, including a loss before taxes and noncontrolling interest of $2.7 million for the Background Screening segment, $123 thousand for the Online Brand Protection segment, and $523 thousand for the Bail Bonds Industry Solutions segment.

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Consolidated net loss was $1.1 million, or ($0.06) per diluted share, for the quarter ended March 31, 2010, compared to a consolidated net loss of $558 thousand, or ($0.03) per diluted share, for the quarter ended March 31, 2009.

●	Consolidated cash flow provided by operations for the quarter ended March 31, 2010, was approximately $8.9 million.

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and utilize in managing our business.  These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or EPS as determined in accordance with GAAP.

Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections Inc. (www.intersections.com)

Intersections Inc. (NASDAQ: INTX) is a leading global provider of consumer and corporate identity risk management services. Its premier identity theft, privacy, and consumer solutions are designed to provide high-value opportunities to its marketing partners, including leading financial institutions, Fortune 100 corporations, and other businesses. Intersections also markets full identity theft protection solutions under its brand, Identity Guard® (www.identityguard.com).  Intersections’ consumer identity theft protection services have protected more than 30 million consumers.

To address the growing threat of corporate fraud, Intersections also offers cutting-edge identity management solutions to corporate clients including: data breach remediation, domestic and international pre-employment background screening, corporate identity theft protection and brand monitoring.